UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ___)*

Sea Limited
(Name of Issuer)

Class A ordinary shares, par value $0.0005 per share
(Title of Class of Securities)

81141R100**
(CUSIP Number)

December 31, 2017
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**This CUSIP number applies to the Company’s American Depositary Shares, each representing one Class A ordinary share of the Company.

CUSIP No. 81141R100	SCHEDULE 13G	Page 2 of 22

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Singapore Fund Pte. Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Singapore
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,111,110
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,111,110
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 81141R100	SCHEDULE 13G	Page 3 of 22

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Singapore Fund Interholdco Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,111,110
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,111,110
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 81141R100	SCHEDULE 13G	Page 4 of 22

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners (Bermuda) III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,111,110
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,111,110
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 81141R100	SCHEDULE 13G	Page 5 of 22

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic GenPar (Bermuda), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,111,110
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,111,110
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 81141R100	SCHEDULE 13G	Page 6 of 22

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP (Bermuda) Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,111,110
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,111,110
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 81141R100	SCHEDULE 13G	Page 7 of 22

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,111,110
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,111,110
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 81141R100	SCHEDULE 13G	Page 8 of 22

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,111,110
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,111,110
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 81141R100	SCHEDULE 13G	Page 9 of 22

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,111,110
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,111,110
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 81141R100	SCHEDULE 13G	Page 10 of 22

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,111,110
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,111,110
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 81141R100	SCHEDULE 13G	Page 11 of 22

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,111,110
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,111,110
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 81141R100	SCHEDULE 13G	Page 12 of 22

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAPCO Management GmbH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,111,110
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,111,110
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 81141R100	SCHEDULE 13G	Page 13 of 22

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAPCO GmbH & Co. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,111,110
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,111,110
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 81141R100	SCHEDULE 13G	Page 14 of 22

Item 1.	(a)	NAME OF ISSUER

Sea Limited (the “Company”).

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

1 Fusionopolis Place, #17-10 Galaxis, Singapore 138522

Item 2.	(a)	NAMES OF PERSONS FILING

This Statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”) and the information set forth in this Statement is as of December 31, 2017:

(i)	General Atlantic Singapore Fund Pte. Ltd. (“GASF”);

(ii)	General Atlantic Singapore Fund Interholdco Ltd. (“GASF Interholdco”);

(iii)	General Atlantic Partners (Bermuda) III, L.P. (“GAP Bermuda III”);

(iv)	General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”);

(v)	GAP (Bermuda) Limited (“GAP (Bermuda) Limited”);

(vi)	General Atlantic LLC (“GA LLC”);

(vii)	GAP Coinvestments III, LLC (“GAPCO III”);

(viii)	GAP Coinvestments IV, LLC (“GAPCO IV”);

(ix)	GAP Coinvestments V, LLC (“GAPCO V”);

(x)	GAP Coinvestments CDA, L.P. (“GAPCO CDA”).

(xi)	GAPCO Management GmbH (“GmbH”); and

(xii)	GAPCO GmbH & Co. KG (“KG”).

GAP Bermuda III, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA and KG are collectively referred to as the “GA Funds.”

CUSIP No. 81141R100	SCHEDULE 13G	Page 15 of 22

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The principal address of each of the Reporting Persons (other than GASF, GmbH and KG) is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 32nd Floor, New York, NY 10055. The principal address of GASF is Asia Square Tower 1, 8 Marina View, #41-04, Singapore 018960.  The principal address of GmbH and KG is c/o General Atlantic GmbH, Maximilianstrasse 35b, 80539 Munich, Germany.

(c)	CITIZENSHIP

(i)	GASF - Singapore

(ii)	GASF Interholdco - Bermuda

(iii)	GAP Bermuda III - Bermuda

(iv)	GenPar Bermuda - Bermuda

(v)	GAP (Bermuda) Limited - Bermuda

(vi)	GA LLC - Delaware

(vii)	GAPCO III - Delaware

(viii)	GAPCO IV - Delaware

(ix)	GAPCO V - Delaware

(x)	GAPCO CDA - Delaware

(xi)	GmbH - Germany

(xii)	KG - Germany

(d)	TITLE OF CLASS OF SECURITIES

Class A ordinary shares, par value US$0.0005 per share (“Class A Ordinary Shares”).

(e)	CUSIP NUMBER

81141R 100*

*This CUSIP number applies to the Company’s American Depositary Shares, each representing one Class A Ordinary Share.

CUSIP No. 81141R100	SCHEDULE 13G	Page 16 of 22

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

Item 4.	OWNERSHIP.

As of December 31, 2017, the Reporting Persons owned the following number of the Company’s American Depositary Shares (the “ADSs”), evidenced by American Depositary Receipts, each representing one Class A Ordinary Share:

(i)	GASF owned of record 11,111,110 ADSs, representing 11,111,110 Class A Ordinary Shares, or 6.4% of the issued and outstanding Class A Ordinary Shares.

(ii)	GASF Interholdco owned of record no ADSs or 0.0% of the issued and outstanding Class A Ordinary Shares.

(iii)	GAP Bermuda III owned of record no ADSs or 0.0% of the issued and outstanding Class A Ordinary Shares.

(iv)	GenPar Bermuda owned of record no ADSs or 0.0% of the issued and outstanding Class A Ordinary Shares.

(v)	GAP (Bermuda) Limited owned of record no ADSs or 0.0% of the issued and outstanding Class A Ordinary Shares.

(vi)	GA LLC owned of record no ADSs or 0.0% of the issued and outstanding Class A Ordinary Shares.

(vii)	GAPCO III owned of record no ADSs or 0.0% of the issued and outstanding Class A Ordinary Shares.

(viii)	GAPCO IV owned of record no ADSs or 0.0% of the issued and outstanding Class A Ordinary Shares.

(ix)	GAPCO V owned of record no ADSs or 0.0% of the issued and outstanding Class A Ordinary Shares.

(x)	GAPCO CDA owned of record no ADSs or 0.0% of the issued and outstanding Class A Ordinary Shares.

(xi)	GmbH owned of record no ADSs or 0.0% of the issued and outstanding Class A Ordinary Shares.

(xii)	KG owned of record no ADSs or 0.0% of the issued and outstanding Class A Ordinary Shares.

CUSIP No. 81141R100	SCHEDULE 13G	Page 17 of 22

The majority shareholder of GASF is GASF Interholdco.  The members of GASF Interholdco that share beneficial ownership of the ADSs held of record by GASF are the GA Funds.  The general partner of GAP Bermuda III is GenPar Bermuda, and the general partner of GenPar Bermuda is GAP (Bermuda) Limited. GA LLC is the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. By virtue of the foregoing, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares that each owns of record. GASF, GASF Interholdco, GAP Bermuda III, GenPar Bermuda, GAP (Bermuda) Limited, GA LLC, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA, GmbH and KG are a “group” within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended and may be deemed to beneficially own the number of Class A Ordinary Shares indicated below. There were 27 managing directors of GA LLC (the “GA Managing Directors”) as of December 31, 2017.  The GA Managing Directors are also the directors and voting shareholders of GAP (Bermuda) Limited. Each of the GA Managing Directors disclaims ownership of the Class A Ordinary Shares except to the extent he or she has a pecuniary interest therein. The name, the business address and the citizenship of each of the GA Managing Directors is attached hereto as Schedule A and is hereby incorporated by reference.

Amount Beneficially Owned:

By virtue of the relationship described above, each of the Reporting Persons may be deemed to beneficially own 11,111,110 ADSs, representing 11,111,110 underlying Class A Ordinary Shares.

Percentage Owned:

All calculations of percentage ownership herein are based on an aggregate of 174,082,722 Class A Ordinary Shares reported to be outstanding in the Company’s Rule 424(b)(4) Prospectus filed with the Securities and Exchange Commission on October 20, 2017.

Number of Shares as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:

(i)
Each of the Reporting Persons may be deemed to have the sole power to direct the voting and dispositions of the Class A Ordinary Shares as indicated on such Reporting Person’s cover page included herein.

(ii)
Each of the Reporting Persons may be deemed to share the power to direct the voting and dispositions of the 11,111,110 underlying Class A Ordinary Shares that may be deemed to be owned beneficially by each of them.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

CUSIP No. 81141R100	SCHEDULE 13G	Page 18 of 22

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 4, which states the identity of the members of the group filing this Schedule 13G.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

CUSIP No. 81141R100	SCHEDULE 13G	Page 19 of 22

Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 81141R100	SCHEDULE 13G	Page 20 of 22

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of December 6, 2018

GENERAL ATLANTIC SINGAPORE FUND PTE. LTD.

By:	/s/ Ong Yu Huat
	Name:	Ong Yu Huat
	Title:	Director

GENERAL ATLANTIC SINGAPORE FUND INTERHOLDCO LTD.

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Director

GENERAL ATLANTIC PARTNERS (BERMUDA) III, L.P.

By:	General Atlantic GenPar (Bermuda), L.P., its General Partner
By:	GAP (Bermuda) Limited, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Director and Vice President

GENERAL ATLANTIC GENPAR (BERMUDA), L.P.

By:	GAP (Bermuda) Limited, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Director and Vice President

CUSIP No. 81141R100	SCHEDULE 13G	Page 21 of 22

GAP (BERMUDA) LIMITED

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Director and Vice President

GENERAL ATLANTIC LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

CUSIP No. 81141R100	SCHEDULE 13G	Page 22 of 22

GAP COINVESTMENTS CDA, L.P.

By:	General Atlantic LLC., its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO MANAGEMENT GMBH

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO Management GmbH,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

SCHEDULE A

GA Managing Directors (as of December 31, 2017)

Name	Business Address	Citizenship
William E. Ford (Chief Executive Officer)	55 East 52nd Street 32nd Floor New York, New York 10055	United States
J. Frank Brown (Chief Operating Officer)	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Thomas J. Murphy (Chief Financial Officer)	600 Steamboat Road Greenwich, Connecticut 06830	United States
Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	France
Andrew Crawford	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Alex Crisses	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Steven A. Denning (Chairman)	600 Steamboat Road Greenwich, Connecticut 06830	United States
Michelle Dipp	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Mark F. Dzialga	600 Steamboat Road Greenwich, Connecticut 06830	United States
Martin Escobari	55 East 52nd Street 32nd Floor New York, New York 10055	Bolivia and Brazil
Pamela Fang	Suite 1704, 17/F Alexandra House 18 Chater Road Central, Hong Kong China	United States
Wai Hoong Fock	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	Singapore

Name	Business Address	Citizenship
Aaron Goldman	23 Savile Row London W1S 2ET United Kingdom	United States
David C. Hodgson (Vice Chairman)	55 East 52nd Street 32nd Floor New York, New York 10055	United States
René M. Kern	55 East 52nd Street 32nd Floor New York, New York 10055	United States and Germany
Jonathan C. Korngold	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Christopher G. Lanning	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Anton J. Levy	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Sandeep Naik	Level 19, Birla Aurora Dr. Annie Besant Road Worli, Mumbai 400 030 India	United States
Joern Nikolay	Maximilianstrasse 35b 80539 Munich Germany	Germany

Name	Business Address	Citizenship
Andrew C. Pearson	600 Steamboat Road Greenwich, Connecticut 06830	United States
Shantanu Rastogi	Level 19, Birla Aurora Dr. Annie Besant Road Worli Mumbai 400 030 India	India
David A. Rosenstein	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Paul Stamas	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Graves Tompkins	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Robbert Vorhoff	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Chi Eric Zhang	Unit 2707 Tower S2 Bund Finance Centre No. 600 Zhongshan Dong Er Road Huangpu District Shanghai, 200010 China	Hong Kong SAR

Directors of General Atlantic Singapore Fund Pte. Ltd.
(as of December 31, 2017)

Name	Business Address	Citizenship
Hsien Yang Lee	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	Singapore
Wai Hoong Fock	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	Singapore

Directors of General Atlantic Singapore Fund Interholdco Ltd.
(as of December 31, 2017)

Name	Business Address	Citizenship
Thomas J. Murphy (Chief Financial Officer)	600 Steamboat Road Greenwich, Connecticut 06830	United States
David A. Rosenstein	55 East 52nd Street 32nd Floor New York, New York 10055	United States

EXHIBIT 1
to SCHEDULE 13D

JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated:  December 6, 2018
GENERAL ATLANTIC SINGAPORE FUND PTE. LTD.

By:	/s/ Ong Yu Huat
	Name:	Ong Yu Huat
	Title:	Director

GENERAL ATLANTIC SINGAPORE FUND INTERHOLDCO LTD.

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Director

GENERAL ATLANTIC PARTNERS (BERMUDA) III, L.P.

By:	General Atlantic GenPar (Bermuda), L.P., its General Partner
By:	GAP (Bermuda) Limited, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Director and Vice President

GENERAL ATLANTIC GENPAR (BERMUDA), L.P.

By:	GAP (Bermuda) Limited, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Director and Vice President

GAP (BERMUDA) LIMITED

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Director and Vice President

GENERAL ATLANTIC LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	General Atlantic LLC., its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO MANAGEMENT GMBH

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO Management GmbH,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director